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Exhibit 99.1


                         AMERICAN TECHNOLOGY CORPORATION
                            REPORTS Q2 FISCAL RESULTS

                   COMPANY EXCEEDS LAST FISCAL YEAR'S REVENUE
                               IN FIRST SIX MONTHS

                      ANNOUNCES DEPARTURE OF CARL GRUENLER

(SAN DIEGO, CA, MAY 10, 2005) - AMERICAN TECHNOLOGY CORPORATION (ATC) (NASDAQ:
ATCO), an innovator of proprietary sound reproduction technologies, today reported revenue for its second fiscal quarter of 2005 ended March 31, 2005. Revenues for the quarter were $2.82 million compared to $1.49 million for the second quarter of fiscal 2004, an increase of 89 percent. For the three-month period ended March 31, 2005, the company's government and force protection systems group and commercial products group generated revenues of $2.71 million and $0.11 million, respectively, as compared to $1.04 million and $0.46 million for the three- month period ended March 31, 2004.

The company reported a gross profit of $1.36 million for the second quarter compared to $0.55 million for the same quarter in fiscal 2004. The company also reported a loss from operations of $2.18 million for the quarter, compared to a loss from operations of $1.18 million for the same period in fiscal 2004. The loss was due mainly to increased investment in research and development with additional personnel focused on engineering design, development capability, and prototyping of innovative sound products and, an overall increase in selling, general and administrative expenses mainly derived from an increase in personnel, legal and settlement costs related to the ESI litigation (which settled in late April 2005), and the increased costs of public company compliance.

The conversion of all remaining preferred stock in the second quarter resulted in the acceleration of non-cash deemed dividends for the quarter of approximately $1.52 million or ($0.07) per share. Net loss available to common stockholders, which includes these non-cash deemed dividends, was $(0.15) per basic and diluted share compared to $(0.08) per basic and diluted share for the same period last year. The company has no preferred stock outstanding and therefore no future deemed dividends from accretion of preferred stock. Accordingly, the company expects future quarterly net results available to common stockholders to correspond with the company's net results.

Revenues for the first six months of fiscal 2005 were $7.23 million compared to $2.27 million for the first six months of fiscal 2004, an increase of 219 percent. For the six month period ended March 31, 2005, the company's government and force protection systems group and commercial products group generated revenue of $6.93 million and $0.30 million, respectively, as compared to $1.73 million and $0.54 million for the six month period ended March 31, 2004.

The company reported a gross profit of $4.24 million for the first six months of fiscal 2005 compared to $0.91 million for the same period in fiscal 2004. The company also reported a loss from operations of $2.76 million for the first six months, compared to a loss from operations of $2.33 million for the same period in fiscal 2004 due to increased research and development and selling, general and administrative expenses.




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For the first six months of fiscal 2005, net loss available to common stockholders including non-cash deemed dividends was $(0.24) per basic and diluted share compared to $(0.15) per basic and diluted share for the same period last year.

ATC also announced that Carl Gruenler is leaving the company. Mr. Gruenler was formerly vice president of the government and force protection systems group. Kalani Jones, president and COO of ATC, will assume Mr. Gruenler's duties in the interim until the company locates a replacement for Mr. Gruenler.

Mr. Jones commented: "We thank Carl for his service to the company and for helping to build a team that we believe is more than capable of executing the government group's business plan. A.J. Ballard will continue to lead our direct sales of LRAD(TM) and MRAD(TM) products. Ken Winter will continue to lead our government group's NeoPlanar(R)-based products sales including the developing relationship with Tyco/ADT Security Systems."

The company stated that Mr. Gruenler's departure does not affect the company's financial outlook for the remainder of fiscal 2005 or beyond.

MANAGEMENT COMMENTARY
"Having shipped over $7.23 million in products and services in the first half of the fiscal year with additional orders expected in the second half, we expect a significant increase in revenues over last fiscal year," said Elwood G. Norris, chairman of American Technology Corporation. "As we announced at our recent annual meeting of shareholders, while our quarterly revenues will be uneven due to the early stages of the markets and products in which we are involved, we expect our annual revenues will increase year over year."

"In anticipation of expected business and revenue growth, we are continuing to make a major investment in our future, especially in the area of product innovation," explained Jones. "In the first six months, we invested $2.91 million in research and development of new products, an operating expense that exceeded our operating loss for the period. Our revenue results for the first half of the fiscal year show we are making good progress in Shaping the Future of Sound(R) through our government and force protection systems group. This calendar year, under the new leadership of Bruce Gray, we expect our commercial products group will land its first large HSS(R) digital signage deal and begin contributing substantial revenues to ATC."

Kalani Jones concluded, "With the recent additions of our NeoPlanar-based SoundSaber(TM), and Sound Sentinel(TM) products, and our developing relationship with Tyco/ADT Security Systems, we now have three important sound reproduction technologies, each with multiple products that we are marketing to large target markets. This summer, we expect to announce the first orders for MRAD (Medium Range Acoustic Device), a smaller version of our successful LRAD (Long Range Acoustic Device). We are also devoting significant resources to an enhanced LRAD product with new features to address the emerging need for anti-terrorism/force protection (AT/FP) of critical military and commercial infrastructure, and border protection. Also this summer, we plan to introduce the first proprietary products that combine our LRAD and HSS technologies into revolutionary high intensity parametric devices.

This fiscal year to date, we have shipped over $8.0 million in products with further orders expected. In the first six months of this fiscal year, we have recorded revenues that are in excess of the revenues for all of the prior fiscal year. With over 200 U.S. and foreign patents and patent filings, and increasing annual revenue, American Technology Corporation is Shaping the Future of Sound(R)."




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ABOUT AMERICAN TECHNOLOGY CORPORATION
American Technology Corporation is Shaping the Future of Sound(R) by developing, manufacturing and globally distributing its proprietary sound technologies and products which include: the award-winning HSS(R) (HyperSonic(R) Sound technology); LRAD(TM) (Long Range Acoustic Device) products family; NeoPlanar(R) products family, and others. The Company is establishing a strong portfolio of patents, trademarks, and intellectual property including over 200 U.S. and foreign patents and patent filings to date. For more information on the company and its technologies and products please visit our web site at www.atcsd.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to our dependence on a limited number of large orders, the unproven markets for many of our sound technologies, changes in the sound reproduction industry, the need for market acceptance of our sound reproduction technologies particularly in our commercial products group, the entry of competitors in our target markets, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, our ability to develop future products which maintain a competitive advantage over competing products, pricing pressures, technology shifts, potential technical or manufacturing difficulties that could delay product introductions, possible government regulations, warranty or other claims, general economic and political factors which influence buying decisions, particularly in our government group, and other risks identified and discussed in the our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. American Technology Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

FOR FURTHER INFORMATION CONTACT:
Investor relations:                                           Media inquiries:
Robert Putnam                                                 Don Mathias
(858) 679-3168                                                (949) 855-4520
robert@atcsd.com                                           dwmath@aol.com
                                                           --------------





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                         AMERICAN TECHNOLOGY CORPORATION
                            Condensed Balance Sheets
                                 (in thousands)

                                                       March 31,     September 30,
                                                         2005           2004
                                                      (unaudited)        (a)
                                                      ----------      ----------
ASSETS
Current Assets:
  Cash                                                $    6,162      $    4,179
  Accounts Receivable                                        495             927
  Inventories                                                905             651
  Prepaid expenses and other                                 186             156
  Prepaid transaction costs                                1,036              --
                                                      ----------      ----------
Total current assets                                       8,784           5,913
Equipment, net                                               684             453
Patents, net                                               1,336           1,279
                                                      ----------      ----------
Total assets                                          $   10,804      $    7,645
                                                      ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable                                     $    1,617      $    1,300
 Accrued liabilities                                       1,353           1,129
 Capital lease short-term portion                             12              11
Derivative instrument                                      1,111              --
                                                      ----------      ----------
Total current liabilities                                  4,093           2,440
                                                      ----------      ----------
Long-Term Liabilities                                      1,360              12
Stockholders' equity                                       5,351           5,193
                                                      ----------      ----------
Total liabilities and stockholders' equity            $   10,804      $    7,645
                                                      ==========      ==========

      (a) Derived from the audited financial statements as of September 30, 2004



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                                        AMERICAN TECHNOLOGY CORPORATION
                                       Condensed Statements of Operations
                                    (in thousands except per share amounts)
                                                  (unaudited)

                                                         For the three months ended     For the six months ended
                                                                 March 31,                     March 31,
                                                            2005         2004              2005         2004
                                                          --------     --------          --------     --------
REVENUES:
  Product sales                                           $  2,814     $  1,493          $  7,161     $  2,112
  Contract and license                                           3           --                65          156
                                                          --------     --------          --------     --------
Total revenues                                               2,817        1,493             7,226        2,268
Cost of revenues                                             1,454          945             2,981        1,354
Gross profit                                                 1,363          548             4,245          914


OPERATING EXPENSES:
  Selling, general and administrative                        2,094        1,079             4,090        2,152
  Research and development                                   1,452          644             2,913        1,093
Total operating expenses                                     3,546        1,723             7,003        3,245

Loss from operations                                        (2,183)      (1,175)           (2,758)      (2,331)

OTHER INCOME (EXPENSE):
  Interest income (expense)                                   (112)          10              (114)          29
  Unrealized gain (loss) on changes in                         682           --              (268)          --
  value of warrant liability
Total other income (expense)                                   570           10              (382)          29
NET LOSS                                                    (1,613)      (1,165)           (3,140)      (2,302)
Dividend requirements on convertible preferred stock         1,519          407             1,796          700
Net loss available to common stockholders                 $ (3,132)    $ (1,572)         $ (4,936)    $ (3,002)
Net loss per share of common stock - basic and diluted    $  (0.15)    $  (0.08)         $  (0.24)    $  (0.15)
Average weighted number of common shares outstanding        20,665       19,508            20,234       19,442
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